[LINCOLN FINANCIAL GROUP LOGO]

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                              (the "Company")

              SERVICE OFFICE: [One Granite Place
                              Concord, NH 03301
                              800-444-2363]
                              A STOCK COMPANY

The Lincoln National Life Insurance Company agrees to pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death while this policy is In Force and to provide the other rights and benefits in accordance with the terms of this policy.

READ THIS POLICY CAREFULLY

This is a legal contract between You and Us. This policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this policy. In consideration of the application and the payment of premiums as provided, this policy is executed by Us as of the Policy Date.

RIGHT TO EXAMINE THIS POLICY

You may return this policy for any reason to the insurance agent through whom it was purchased or to Us at the address listed above within 10 days after its receipt (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period (the "Right to Examine Period"), any net premium received by Us will be placed in the [money market Sub-Account]as designated by Us. If returned, this policy will be considered void from the Policy Date and We will refund, as of the date the returned policy is received by Us, the greater of: the total premium paid for this policy less any prior loans and unpaid loan interest; or the Accumulation Value plus any charges and fees taken under the policy's terms. If this policy is not returned, the premium payment will be processed as directed by You In Writing, after the Right to Examine Period expires.

ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE DAILY, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT PROCEEDS ON THE POLICY DATE EQUAL THE INITIAL SPECIFIED AMOUNT OF THIS POLICY. THEREAFTER, THE DEATH BENEFIT PROCEEDS MAY VARY UNDER THE CONDITIONS DESCRIBED IN THIS POLICY.

         /s/ Dennis R. Glass          /s/ Charles A. Brawley, III
         -------------------          ---------------------------
              President                         Secretary

Insured        [JOHN DOE]
Policy Number  [SPECIMEN]

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

DEATH BENEFIT PROCEEDS PAYABLE IF THE INSURED DIES WHILE THIS POLICY IS IN FORCE. INVESTMENT RESULTS REFLECTED IN POLICY BENEFITS. NON-PARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

LN682
Lincoln Financial Group is the marketing name for Lincoln National Corporation and its affiliates.

                          SUMMARY OF POLICY FEATURES

This summary is an overview of the important features and operations of Your policy. It is meant to give You a basic understanding of Your policy. Specific details regarding these features are only provided in the policy provisions and cannot fully be described in a summary. THIS SUMMARY IS NOT A SUBSTITUTE FOR READING THE ENTIRE POLICY CAREFULLY.

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE - This title is Our generic name for variable life insurance. "Flexible premium" means that You may pay premiums by any method agreeable with Us, at any time prior to the Insured's Attained Age 100 and in any amount subject to certain limitations. "Variable life" means that death benefits and values may increase or decrease daily, and are not guaranteed as to dollar amount. You are able to select, monitor, and change investment Sub-Account choices within Your policy. With the wide variety of investment Sub-Accounts available, it is possible to fine tune an investment mix to meet changing personal objectives or investment conditions. Your choice of Sub-Accounts and the performance of the funds underlying each Sub-Account will impact the policy's Accumulation Value and will impact how long the policy remains In Force, its tax status, and the amount of premium You need to pay to keep the policy In Force.

ACCUMULATION VALUE - The Accumulation Value is a key component of Your policy. It's where Your premiums get credited and where We assess Your charges for providing coverage. We apply a charge to each premium You pay, then add the balance to the Accumulation Value. We deduct the cost of providing the coverage (the Cost of Insurance) plus the cost of any additional benefits and/or riders and administrative charges from this value each month as a "Monthly Deduction". The Accumulation Value will also reflect any decrease as a result of market performance in the Sub-Account(s).
 We then credit interest to the difference along with any increases as a result of market performance in the Sub-Account(s). Simply put - premium, interest additions and increases as a result of market performance in the Sub-Account(s) increase the Accumulation Value. Our charges along with any decreases as a result of market performance in the Sub-Account(s) decrease the Accumulation Value. If additions exceed deductions, Your Accumulation Value increases; if deductions exceed additions, Your Accumulation Value decreases. If the Accumulation Value, less surrender charge, less Indebtedness becomes so small that We cannot take an entire Monthly Deduction, Your policy may terminate; see the policy provisions describing the Grace Period.

VARIABLES - Many variables affect Your policy's performance. The better You understand these variables, the better You will be able to monitor Your policy's performance and take advantage of its flexibility:

    - CREDITED INTEREST RATES. To the extent You choose to allocate funds to the Fixed Account rather than Sub-Accounts, credited interest is a significant component of Your policy. Do not assume that interest rates will remain constant for any extended period of time or that interest rates credited to this policy will correlate with changes in interest rates on other policies owned by You. We can change interest rates at any time based on certain contractually identified factors subject to a minimum rate.

    - MARKET PERFORMANCE OF SUB-ACCOUNT(S). To the extent You choose to allocate funds to Sub-Account(s), Your policy's performance will be significantly impacted by the market performance of the Sub-Account(s). It may increase or decrease daily and is not guaranteed as to dollar amount.

LN682                                                                          2

POLICY MODE. The policy can be viewed as having 2 modes, the Funding Mode and the Accumulation Value Mode. During the Funding Mode, You are focusing on paying premiums which increase Your Accumulation Value. During the Accumulation Value Mode, You are focusing on the management and possible utilization of your Accumulation Value through loans. To optimize the Accumulation Value performance of Your policy, it may be desirable to exercise the option to change Your policy from Funding Mode to Accumulation Value Mode. Should this change come prior to the end of Policy Year 12, it will meet the Policy Mode Test and can result in significant reductions in the Lincoln InReach Monthly Fee. Even if completed after Policy Year 12, this change can reduce the premium level necessary to pass the Policy Funding Test, which can also result in significant reductions in the Lincoln InReach Monthly Fee. However, this change to Accumulation Value Mode can have significant Tax consequences, because it includes a reduction in Death Benefit which will cause future premium payments to be limited to maintain tax qualification status. A change to Accumulation Value Mode prior to the end of Policy Year 7 may also have immediate impact on tax qualification status.

    - MONTHLY COST OF INSURANCE AND ADMINISTRATIVE CHARGES. The Lincoln InReach Monthly Fee, as shown in the Policy Specifications, for the first 7 Policy Years does not change. In Policy Year 8 and after, the Lincoln InReach Monthly Fee will be determined pursuant to the Lincoln InReach Monthly Fee Tests described in the Policy Specifications. In addition, there are other administrative charges applied to Your policy to cover the cost of Your coverage. See the Table of Surrender Charge Percentages, the Table of Expense Charges and Fees and the Table of Guaranteed Maximum Cost of Insurance Rates shown in the Policy Specifications. Some of these charges can change subject to contractually specified maximums, such as the Premium Load, M&E Charge and Monthly Cost of Insurance Rates.

    - PREMIUM PAYMENTS. Payment of premiums, even planned premiums, may not result in Accumulation Value performance as originally expected. Premium payments are only one variable affecting the performance of Your Accumulation Value. Your policy could perform better or worse than expected due to the effect of changes in interest rates, monthly cost of insurance charges, administrative charges, and market performance in the Sub-Account(s) as well as the timing, amount and frequency of Your premium payments. In particular, maintaining a total premium level sufficient to meet the Policy Funding Test can result in significant reductions in the Lincoln InReach Monthly Fee. Obviously, if You choose to pay lower premiums or skip premium payments, such actions will have the impact of slowing Your Accumulation Value growth and increasing the potential that Your policy will Lapse.

MONITORING YOUR POLICY'S PERFORMANCE - We will send You an annual statement to help You monitor Your policy's performance and compare it to Your objectives when You purchased Your policy. Begin by verifying that Your planned premiums will accomplish Your insurance objective. Ask Your life insurance advisor to explain anything You do not understand. You may need to adjust Your premiums to achieve Your insurance objectives. You may request a projection of future Death Benefits and Accumulation Value from Us once a year without charge. We are also available to answer Your questions and assist You in making contractually permissible changes to Your policy.

LN682                                                                         2a

                                 TABLE OF CONTENTS
                                                                 PAGE*
Summary of Policy
Features ......................................................... 2
Policy Specifications ............................................ 3
Riders and Rider Charges ......................................... 3a
Table of Surrender Charges ....................................... 3b
Table of Expense Charges and Fees ................................ 3c
Table of Guaranteed Maximum Cost of Insurance Rates .............. 3d
Corridor Percentages Table ....................................... 3e
Definitions ...................................................... 5
Premium and Reinstatement Provisions ............................. 8
Ownership, Assignment and Beneficiary Provisions ................. 9
Separate Account Provisions ...................................... 10
Policy Values Provisions ......................................... 11
Transfer Privilege Provisions .................................... 14
Optional Sub-Account Allocation Programs ......................... 15
Nonforfeiture Provisions ......................................... 15
Loan Provisions .................................................. 16
Insurance Coverage Provisions .................................... 17
General Provisions ............................................... 18

*Page 4 is intentionally "blank."


LN682                                                                         2b

                           THIS PAGE INTENTIONALLY BLANK




LN682                                                                         4

                                   DEFINITIONS

ACCUMULATION VALUE
The sum of (1) the Fixed Account value plus (2) the Separate Account value plus (3) the Loan Account value under this policy, as described in the Policy Values Provisions.

ATTAINED AGE (AGE)
The Insured's Issue Age plus the number of completed Policy Years.

BENEFICIARY
The person(s) or entity(ies) named in the application for this policy, unless later changed as provided for by this policy, to whom We will pay the Death Benefit Proceeds upon the death of the Insured.

CHANGE TO ACCUMULATION VALUE MODE
A change in Specified Amount and Death Benefit that You can initiate which can reduce the Lincoln InReach Monthly Fee, but which will also reduce Death Benefit and impact the ability to pay additional premiums while maintaining tax qualification status.

COST OF INSURANCE
The monthly cost of providing life insurance under this policy.

DATE OF ISSUE
The date from which Suicide and Incontestability periods are measured. The Date of Issue is shown in the Policy Specifications.

DEATH BENEFIT PROCEEDS
The amount payable upon death of the Insured as described in the Death Benefit Proceeds provision.

DUE PROOF OF DEATH
A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to Us.

FIXED ACCOUNT
The Fixed Account is a part of the Company's General Account, and Fixed Account assets are general assets of the Company. Fixed Account principal is guaranteed and interest is credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications.

FUND(S)
The funds in which the Net Premium Payments that You allocate to one or more Sub-Accounts, and the amounts transferred among Sub-Accounts, will be invested by the Company.

IN FORCE
Not surrendered or terminated for any reason.

IN WRITING (WRITTEN REQUEST, WRITTEN NOTICE)
With respect to any notice or request to Us, this term means a written form satisfactory to Us signed by You and received at Our Service Office. With respect to any notice from Us to You or any other person, this term means written notice by ordinary mail to such person at the most recent address in Our records.

INDEBTEDNESS
The amount of any outstanding loan against this policy, including loan interest accrued but not yet charged.

LN682                                                                         5

INSURED
The person whose life is insured under this policy as shown in the Policy Specifications.

ISSUE AGE
The Insured's age last birthday on the Policy Date.

LAPSE
Teminate without value.

LOAN ACCOUNT
The account in which amounts equal to amounts loaned under this policy, ncluding capitalized loan interest, accrue once transferred out of the Fixed Account and/or Sub-Accounts. The Loan Account is part of Our general account.

MONTHLY ANNIVERSARY DAY
The day of the month shown in the Policy Specifications when We deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day or is nonexistent for that month.

MONTHLY DEDUCTION
The amount deducted on each Monthly Anniversary Day from the Net Accumulation Value for certain expenses and the Cost of Insurance, as described in the Monthly Deduction provision.

NET ACCUMULATION VALUE
An amount equal to the Accumulation Value less the Loan Account value.

NET PREMIUM PAYMENT
The portion of a premium payment, after deduction of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account and/or Sub-Accounts.

1940 ACT
The Investment Company Act of 1940, as amended.

OWNER
The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this policy, unless later changed as provided for by this policy. If no Owner is designated, the Insured will be the Owner.

POLICY ANNIVERSARY
The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for that year.

POLICY DATE
The date shown in the Policy Specifications from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and premium due dates are determined.

POLICY FUNDING TEST
The Policy Funding Test is used in Policy Year 8 and thereafter to measure actual premium paid in relation to set premium levels for the purposes of determining the Lincoln InReach Monthly Fee as defined in the Policy Specifications.

LN682                                                                         6

POLICY MODE TEST
The Policy Mode Test is used in Policy Year 8 and thereafter to identify if the Change to Accumulation Value Mode has occurred for the purposes of determining the Lincoln InReach Monthly Fee as defined in the Policy Specifications.

POLICY MONTH
The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.

POLICY SPECIFICATIONS
The pages of this policy which show Your benefits, premium, costs, and other policy information.

POLICY YEAR
Twelve-month periods beginning on the Policy Date up to, but not including, the next Policy Anniversary.

PREMIUM CLASS
The mortality classification for this policy as shown in the Policy Specifications.

SEC
The Securities and Exchange Commission.

SEPARATE ACCOUNT
The Company's separate account shown in the Policy Specifications consisting of all Sub-Account(s) which invest in shares of the Fund(s). Separate Account assets are not chargeable with the Company's general liabilities. The investment performance of Separate Account assets is kept separate from the Company's general assets.

SERVICE OFFICE
Our principal place of business as shown on the front cover.

SPECIFIED AMOUNT
The amount You chose at issue which is used to determine the amount of death benefit and the amount of rider benefits, if any. The minimum Specified Amount allowable under this policy at issue and this policy's Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications.

SUB-ACCOUNT(S)
Divisions of the Separate Account created by the Company to which You may allocate Your Net Premium Payments and among which You may transfer Separate Account values.

SURRENDER VALUE
The Net Accumulation Value on the date of surrender less any accrued loan interest not yet charged, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.

VALUATION DAY
Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

VALUATION PERIOD
The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.

LN682                                                                         7

VARIABLE ACCUMULATION UNIT
A unit of measure used to calculate the value of a Sub-Account as described in the Variable Accumulation Unit Value provision.

"WE", "OUR", "US"
The Company.

 "YOU", "YOUR"
The Owner of this policy.

                      PREMIUM AND REINSTATEMENT PROVISIONS

PAYMENT OF PREMIUMS
The initial premium is payable at the Service Office or to any of Our authorized agents. There is no minimum premium requirement to put this policy In Force. All subsequent premium payments are payable at the Service Office and may be made at any time before the Attained Age shown in the Policy Specifications. Upon Your request, We will furnish receipts for premiums paid.

PLANNED PREMIUMS
You may change the amount and frequency of premium payments. Changes in the amounts or frequency of such payments are subject to Our approval. Any change in the planned premiums may impact the policy values and benefits. We will send premium reminder notices for the amounts and frequency of payments You establish. We reserve the right to stop sending reminder notices if no premium payment is made within 2 Policy Years.

ADDITIONAL PREMIUM
You may make additional premium payments of no less than $100 at any time before the Insured reaches the Attained Age shown in the Policy Specifications. We reserve the right to limit the amount or frequency of any such additional premium payment. If a payment of any additional premium would increase the difference between the Accumulation Value and the Specified Amount, We may reject the additional premium payment unless You submit satisfactory evidence of insurability and We agree to accept the risk. If a payment of additional premium would cause this policy to cease to qualify as life insurance for Federal income tax purposes, We may reject all or such excess portion of the additional premium. Any additional premium payment We receive will be applied as premium and not to repay any outstanding loans, unless You instruct Us otherwise In Writing.

ALLOCATION OF NET PREMIUM PAYMENTS
Net Premium Payments may be allocated to the Fixed Account and/or
Sub-Accounts under this policy. All allocations of Net Premium Payments must be made in whole percentages and in aggregate must total 100%. Premium payments will be allocated net of the Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications.

All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the Right to Examine this Policy provision. Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless You instruct Us otherwise In Writing.

GRACE PERIOD
This policy will enter the grace period if on any Monthly Anniversary Day the Net Accumulation Value is less than the required Monthly Deduction, or if the amount of Indebtedness equals or exceeds the Accumulation Value less the surrender charge, if any, shown in the Table of Surrender Charges in the Policy Specifications. We will allow a grace period of 61 days to pay a Net Premium Payment in an amount equal to 2 Monthly Deductions plus an amount equal to the greater of:

LN682                                                                          8

a. the amount by which the Monthly Deduction exceeds the Net Accumulation Value; or

b. the amount by which Indebtedness exceeds the Accumulation Value less any applicable surrender charges.

We will send a Written Notice to You and to any assignee of record at least 31 days before the end of the grace period. The notice will state the amount of premium required to prevent this policy from Lapsing. All coverage under this policy will Lapse if You do not pay this billed premium on or before the later of:

a.  31 days after the date such notice is mailed; or
b. 61 days after the Monthly Anniversary Day on which this policy enters the grace period.

If the Insured dies within the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

REINSTATEMENT
If this policy has Lapsed as described in the Grace Period provision, You may reinstate this policy within 5 years from the date of Lapse provided:

a.  this policy has not been surrendered;
b.  the Insured has not died since the date of Lapse;
c.  You submit an application for reinstatement In Writing;
d.  You submit satisfactory evidence of insurability to Us In Writing;
e.  You pay enough premium to keep this policy In Force for at least 2 months;
    and
f. any accrued loan interest is paid, and any remaining Indebtedness is either paid or reinstated.

The reinstated policy will be effective as of the Monthly Anniversary Day on or next following the date on which We approve the application for reinstatement. We will reinstate the surrender charges shown in the Table of Surrender Charges in the Policy Specifications as of the Policy Year in which this policy Lapsed.

                OWNERSHIP, ASSIGNMENT AND BENEFICIARY PROVISIONS

RIGHTS OF OWNER
While the Insured is living except as provided below and subject to any applicable state law, You may exercise all rights under this policy including the right to:

a.  return this policy under the Right to Examine this Policy provision;
b.  surrender this policy;
c.  agree with Us to any change in or amendment to this policy;
d.  transfer all Your rights to another person or entity;
e. change the Beneficiary (unless You specifically request not to reserve this right); and
f.  assign this policy.

You must have the consent of any assignee recorded with Us to exercise Your rights under this policy. However, You may exercise Your rights without the consent of any Beneficiary, subject to any applicable law, if You have reserved the right to change the Beneficiary.

Unless provided otherwise, if You are not the Insured and You die before the Insured, all of Your rights under this policy will transfer and vest in Your executors, administrators or assigns.

LN682                                                                         9

TRANSFER OF OWNERSHIP
You may transfer all of Your rights under this policy by submitting a Written Request. You may revoke any transfer prior to its effective date. A transfer of ownership, or a revocation of transfer, will not take effect until recorded by Us. Once We have recorded the transfer or revocation of transfer, it will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by Us before We record the transfer or revocation of transfer will be without prejudice to Us.

On the effective date of transfer, the transferee will become the Owner and will have all the rights of the Owner under this policy. Unless You direct Us otherwise, with the consent In Writing of any assignee recorded with Us, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.

ASSIGNMENT
Assignment of this policy must be In Writing and will be effective when We receive the original assignment or a certified copy of the assignment at Our Service Office. We will not be responsible for the validity or sufficiency of any assignment.

An assignment of this policy will remain effective only so long as the assignment remains in effect. To the extent provided under the terms of the assignment, an assignment will:

a.  transfer the interest of any designated transferee; and
b. transfer the interest of any Beneficiary, if You have reserved the right to change the Beneficiary.

BENEFICIARY
You may designate more than one Beneficiary. If You make such a designation, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary class, unless You request otherwise In Writing. If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in You or in Your executors, administrators or assigns.

CHANGE OF BENEFICIARY
You may change the Beneficiary by submitting a Written Request. We must receive Your request In Writing while the Insured is living. The Written Request does not need to be signed by the Beneficiary unless You have not reserved the right to change the Beneficiary. A change of Beneficiary will not take effect until recorded by Us. Once We have recorded the change of Beneficiary, the change will take effect as of the date of the latest signature on the Written Request. Any payment made or any action taken or allowed by Us before We record the change of Beneficiary will be without prejudice to Us.

                        SEPARATE ACCOUNT PROVISIONS
SEPARATE ACCOUNT
You may allocate Your Net Premium Payments and Net Accumulation Value to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications. The Separate Account was established by a resolution of Our Board of Directors as a "separate account" under the insurance law of Our state of domicile, and is registered as a unit investment trust under the 1940 Act. The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by Us. The income, gains or losses from the Separate Account assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company. Separate Account assets are owned and controlled exclusively by Us, and We are not a trustee with respect to such assets.

LN682                                                                        10

SUB-ACCOUNTS
The Separate Account is divided into Sub-Accounts. The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Fund. For each Sub-Account, We will maintain Variable Accumulation Units as a measure of the investment performance of the Fund shares held in such Sub-Account.

Subject to any vote by persons entitled to vote thereon under the 1940 Act, We may elect to operate the Separate Account as a management company instead of a unit investment trust under the 1940 Act or, if registration under the 1940 Act is no longer required, to deregister the Separate Account. In the event of such a change, We will endorse this policy to reflect this change and may take any other necessary or appropriate action required to effect this change. Any changes in the investment policies of the Separate Account will first be approved by the Insurance Commissioner of Our state of domicile, and approved or filed, as required, in any other state or other jurisdiction where this policy was issued.

INVESTMENTS OF THE SUB-ACCOUNTS
All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Fund. Each Fund will at all times be registered under the 1940 Act as an open-end management investment company. After due consideration of appropriate factors, We may add additional Funds at any time or may eliminate or substitute Funds in accordance with the Fund Withdrawal and Substituted Securities provision. Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by Us from a Sub-Account will be made by redeeming a number of Fund shares at a net asset value equal in total value to the amount to be deducted.

INVESTMENT RISK
Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of a Fund's investment adviser or sub-adviser to manage that Fund and anticipate changes in economic conditions. You bear the entire investment risk of gain or loss of the Separate Account assets under this policy.

FUND WITHDRAWAL AND SUBSTITUTED SECURITIES
If a particular Fund ceases to be available for investment, or if We determine that further investment in a particular Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or Federal income tax considerations), We may withdraw that particular Fund as a possible investment for the Separate Account and may substitute shares of a new or different Fund for shares of the withdrawn Fund. We will obtain any necessary regulatory or other approvals prior to taking this action. We may make appropriate endorsements to this policy to the extent reasonably required to reflect any withdrawal or substitution.

                          POLICY VALUES PROVISIONS
ACCUMULATION VALUE

At any point in time, the Accumulation Value reflects:

a.  Net Premium Payments made;
b. any increases or decreases as a result of market performance in the Sub-Account(s);
c   interest credited under the Fixed Account;
d.  interest credited under the Loan Account;
e.  Monthly Deductions; and
f. all other expenses and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.



LN682                                                                         11

FIXED ACCOUNT VALUE
The Fixed Account value, if any, with respect to this policy at any point in time, is equal to (1) plus (2), minus (3), minus (4), where:

(1) is the amount of the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account;
(2) is the interest credited to the Fixed Account;
(3) is the portion of the Monthly Deductions deducted from the Fixed Account;
    and
(4) is any amount transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT
We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be the greater of:

a. the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications; or
b. a rate determined by Us from time to time, established on a prospective basis.

Any interest rate credited will not be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications. We may credit interest at rates in excess of the Guaranteed Minimum Fixed Account Interest Rate at any time.

LOAN ACCOUNT VALUE
The Loan Account value, if any, with respect to this policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s).

INTEREST CREDITED UNDER LOAN ACCOUNT
We will credit interest to the Loan Account daily. The interest rate applied to the Loan Account is shown in the Policy Specifications. Such loan interest amount will be transferred into the Fixed Account and/or
Sub-Account(s) on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations, unless You and We agree otherwise In Writing.

SEPARATE ACCOUNT VALUE
The Separate Account value, if any, with respect to this policy, for any Valuation Period is equal to the sum of the then stated values of all Sub-Accounts under this policy. The stated value of each Sub-Account is determined by multiplying (1) the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this policy by
(2) the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

VARIABLE ACCUMULATION UNIT VALUE
Net Premium Payments, or portions thereof, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to (1) minus (2), divided by
(3), where:

(1) is the total value of Fund shares held in the Sub-Account, calculated as
    (a) the number of Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the net asset value per share of the Fund at the end of the Valuation Period, plus (c) any dividend or other distribution of the Fund made during the Valuation Period;

(2) is the liabilities of the Sub-Account at the end of the Valuation Period. Such liabilities include a daily charge imposed on the Sub-Account and may also include a charge or credit with respect to any taxes paid or reserved for by Us that We determine result from the operations of the Separate Account; and

(3) is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.

LN682                                                                         12

The daily charge imposed on a Sub-Account for any Valuation Period is equal to the M&E charge described in the Mortality and Expense Risk ("M&E") Charge provision, multiplied by the number of calendar days in the Valuation Period.
 The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.

MORTALITY AND EXPENSE RISK ("M&E") CHARGE
We will deduct a mortality and expense risk ("M&E") charge from each Sub-Account at the end of each Valuation Period. This charge is equal to (1) multiplied by (2), where:

(1) is the M&E charge; and

(2) is the value of the Sub-Account.

The rate used to calculate this charge is guaranteed not to exceed the Guaranteed Maximum M&E Charge shown in the Table of Expense Charges and Fees in the Policy Specifications.

FEES ASSOCIATED WITH THE FUNDS
Fund operating expenses may be deducted by each Fund as set forth in its prospectus.

COST OF INSURANCE
The maximum monthly Cost of Insurance under this policy will be equal to (1), multiplied by the result of (2) minus (3), where:

(1) is the Cost of Insurance rate as described in the Cost of Insurance Rates provision;

(2) is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications; and

(3) is the Accumulation Value at the beginning of the Policy Month after the deduction of the Lincoln InReach Monthly Fee but prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES
We reserve the right to change monthly Cost of Insurance rates based on Our expectations of future mortality, investment earnings, persistency, and expenses (including taxes). Any change in Cost of Insurance Rates will apply to all individuals of the same Premium Class as the Insured. The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.

MONTHLY DEDUCTION
Each month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, We will deduct the Monthly Deduction from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in such Sub-Account(s) bear to the Net Accumulation Value as of the date on which the deduction is made, unless You and We agree otherwise In Writing. The Monthly Deduction for a Policy Month equals (1) plus (2), where:

(1) is the Cost of Insurance as described in the Cost of Insurance provision plus the monthly cost of any additional benefits provided by rider; and

(2) is the Lincoln InReach Monthly Fee as described in the Table of Expense Charges and Fees in the Policy Specifications.

BASIS OF COMPUTATIONS

The Cost of Insurance Rates are guaranteed to be no greater than those calculated as described in the Table of Guaranteed Maximum Cost of Insurance Rates in the Policy Specifications. All policy values are at least equal to those required by the jurisdiction in which this policy is delivered. If required, a detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

LN682                                                                         13

                        TRANSFER PRIVILEGE PROVISIONS

TRANSFER PRIVILEGE
At any time while this policy is In Force, other than during the Right to Examine Period, You have the right to transfer amounts among the Fixed Account and Sub-Accounts then available under this policy. All such transfers are subject to the following:

a. Transfers may be made In Writing, or electronically, if internet or telephone transfers have been previously authorized In Writing, subject to Our consent. Our consent is revocable upon Written Notice to You.

b. Transfer requests must be received in a form acceptable to Us at the Service Office prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed as of the close of business on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c. We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.

d. A single transfer request, made either In Writing or electronically, may consist of multiple transactions.

e. The amount being transferred may not exceed the maximum transfer amount limit then in effect.

f. The amount being transferred may not be less than the minimum transfer amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.

g. Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than $100.

TRANSFER FEES
The maximum number of transfers allowed without charge in any Policy Year is shown in the Policy Specifications. For each transfer request in a given Policy Year in excess of the maximum, a transfer fee as shown in the Policy Specifications may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made.

TRANSFERS FROM THE FIXED ACCOUNT
Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging program. The amount of all transfers in any Policy Year will not exceed the greater of:

a. 25% of the Fixed Account Value as of the immediately preceding Policy Anniversary; or

b. the total dollar amount transferred from the Fixed Account in the immediately preceding Policy Year, which excludes transfers from the Dollar Cost Averaging program.

TRANSFERS INVOLVING SUB-ACCOUNTS
Transfers involving Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit values of the applicable Sub-Account for the Valuation Period during which the transfer is effective. Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Funds.

LN682                                                                        14

CHANGE OF TERMS AND CONDITIONS
We reserve the right to change the terms and conditions of the Transfer Privilege Provisions in response to changes in legal or regulatory requirements. Further, We reserve, at Our sole discretion, the right to limit or modify transfers that may have an adverse effect on other policy Owners. Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if We determine that Your use of the transfer right may disadvantage other policy Owners.

              OPTIONAL SUB-ACCOUNT ALLOCATION PROGRAMS

PROGRAM PARTICIPATION
You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but may participate in only one program at any time. Transfers made in conjunction with either of these programs do not count against the free transfers available.

DOLLAR COST AVERAGING
Dollar Cost Averaging systematically transfers specified dollar amounts from the Sub-Account(s) specified by You. The Sub-Account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications. Transfer allocations may be made to 1 or more of the other Sub-Accounts on a monthly or quarterly basis. Allocations may not be made to the same account from which funds are to be transferred. Dollar Cost Averaging terminates automatically:

a. if the value in the Sub-Account(s) specified by You is insufficient to complete the next transfer;
b. 7 calendar days after We receive Your request for termination of Dollar Cost Averaging In Writing, or electronically, if adequately authenticated; or
c.  after 12 or 24 months, as elected by You.

We reserve the right to modify the terms and conditions of or suspend this program upon ninety (90) days advance notice to You.

AUTOMATIC REBALANCING
Automatic Rebalancing periodically restores the percentage of policy value allocated to each Sub-Account to a level pre-determined by You (e.g. 20% Money Market, 30% Bond, 50% Growth). The pre-determined level is the allocation initially selected at the time of application, until changed by You. The Fixed Account is not subject to rebalancing. If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing. Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by You.

                          NONFORFEITURE PROVISIONS

SURRENDER
You may surrender this policy for its Surrender Value while this policy is In Force and the Insured is living. Surrender of this policy is effective on the Valuation Day We receive both this policy and Your Written Request for surrender. All coverage under this policy will terminate upon surrender for its Surrender Value.

The Surrender Value will be paid in a lump sum unless You choose a settlement option We make available. Any deferment of payments will be subject to the Deferment of Payments provision.

Partial Surrenders (i.e. withdrawals) of this policy are not allowed.

SURRENDER CHARGES
If You request a full surrender of this policy, a charge will be assessed based on the Table of Surrender Charge Percentages shown in the Policy Specifications, subject to the conditions described in the provisions below.

LN682                                                                        15

SURRENDER CHARGE FOR FULL SURRENDER
Upon full surrender of this policy, the surrender charge will be equal to the lesser of (1) and (2), where:

(1) is the Accumulation Value multiplied by the Surrender Charge Percentage of Accumulation Value shown in the Policy Specifications; and

(2) is the Maximum Surrender Charge shown in the Policy Specifications.

In no event will the charge assessed upon a full surrender exceed the then current Net Accumulation Value.

CONTINUATION OF COVERAGE
Unless otherwise agreed to by You and Us, if the Insured is still living at Attained Age 100 and this policy is still In Force at that time, the Separate Account value, if any, will be transferred to the Fixed Account on the Policy Anniversary the Insured becomes Attained Age 100 and We will:

a. continue to credit interest to the Fixed Account as described in the Interest Credited Under Fixed Account provision;

b.  no longer charge Monthly Deductions under this policy;

c. continue to permit loans to be taken subject to loan interest rates charged and credited to the Loan Account Value;

d. continue this policy In Force until it is surrendered or the Death Benefit Proceeds become payable; and

e. determine the Death Benefit Proceeds after Age 100 to be an amount equal to the Accumulation Value on the date of death multiplied by 101%, less any Indebtedness.

This provision will not continue any rider attached to this policy beyond the date for such rider's termination, as provided in the rider.

                               LOAN PROVISIONS

POLICY LOANS
If this policy has Surrender Value available, We will grant a loan against the policy provided:

a.  a loan agreement is properly executed; and

b.  You make a satisfactory assignment of this policy to Us.

The loan may be for any amount up to 100% of the then current Surrender Value; however, We reserve the right to limit the amount of such loan so that total Indebtedness will not exceed 90% of an amount equal to the then current Accumulation Value less the surrender charge(s) as set forth in the Table of Surrender Charges in the Policy Specifications. The amount borrowed will be paid within 7 calendar days of Our receipt of such request, except as specified in the Deferment of Payments provision.

The minimum loan amount is shown in the Policy Specifications. We reserve the right to modify this amount in the future. We will withdraw such loan from the Fixed Account and/or Sub-Account(s) in proportion to the then current account values, unless You instruct Us otherwise In Writing.

LN682                                                                       16

LOAN ACCOUNT
An amount equal to the amount of any loan will be transferred from the Fixed Account and/or Sub-Account(s) as described above to the Loan Account. Such amount will become part of the Loan Account value. The outstanding loan balance at any time includes accrued interest on the loan. Interest will be credited to the Loan Account as described in the Interest Credited Under Loan Account provision.

LOAN REPAYMENT
Indebtedness may be repaid at any time during the lifetime of the Insured. The minimum loan repayment is $100 or the amount of the outstanding Indebtedness, if less. The Loan Account will be reduced by the amount of any loan repayment. Any repayment of Indebtedness, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s) in the same proportion in which Net Premium Payments are currently allocated, unless You and We agree otherwise In Writing.

INTEREST RATE CHARGED ON LOAN ACCOUNT
Interest charged on the Loan Account will be at an annual rate as shown in the Policy Specifications, payable in arrears. Interest charged on the Loan Account accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed In Writing by You and Us. Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and/or Sub-Account(s) in proportion to the then current Net Accumulation Value and into the Loan Account, unless both You and We agree otherwise In Writing.

INDEBTEDNESS
A loan against this policy, whether or not repaid, will have a permanent effect on the Net Accumulation Value. A policy loan reduces the then current Net Accumulation Value under this policy while repayment of a loan will cause an increase in the then current Net Accumulation Value. Any Indebtedness at time of settlement will reduce the Death Benefit Proceeds payable under this policy.

The policy will enter the grace period as described in the Grace Period provision if at any time the total Indebtedness against this policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge.

                        INSURANCE COVERAGE PROVISIONS
DATE OF COVERAGE
The dates of coverage under this policy will be as follows:

a. For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the initial premium has been paid and the policy accepted by You (1) while the Insured is living and
    (2) prior to any change in the Insured's health or any other factor affecting insurability of the Insured as represented in the application for this policy.

b. For any insurance that has been reinstated, the effective date of coverage will be the date as described in the Reinstatement provision.

TERMINATION OF COVERAGE
All coverage under this policy terminates on the first of the following to occur:

a.  a full surrender of this policy;

b.  death of the Insured; or

c. failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.

No action by Us after this policy has terminated, including any Monthly Deduction made after termination of coverage, will constitute a reinstatement of this policy or waiver of the termination. Any such deduction will be refunded.

LN682                                                                         17

DEATH BENEFIT PROCEEDS
If the Insured dies while this policy is In Force, We will pay Death Benefit Proceeds equal to the greater of:

a. the amount determined under the Death Benefit Options in effect at the time of the Insured's death, less any Indebtedness; or

b. an amount equal to the Accumulation Value on the date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Indebtedness.

DEATH BENEFIT QUALIFICATION TEST
This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. The method of qualifying as life insurance is the Guideline Premium Test, as defined in Internal Revenue Code Section 7702.

DEATH BENEFIT OPTIONS
The Death Benefit Options for this policy are as follows:

a. Funding Mode: During the Funding Mode, the death benefit is the greater of the Specified Amount on the date of death plus the Accumulation Value on the date of death or the Specified Amount on the date of death multiplied by the Death Benefit Factor shown on the Policy Specifications.

b. Accumulation Value Mode: During the Accumulation Value Mode, the death benefit equals the Specified Amount on the date of death. This Death Benefit Option exists only after initial issuance of the policy, can be elected only once and the change can be done at any time.

CHANGES IN SPECIFIED AMOUNT AND DEATH BENEFIT OPTION
You may elect to Change to Accumulation Value Mode only once during the life of the policy and the change may occur at any time subject to the following:

a.  You must submit a supplemental application for any change in coverage.
    All such changes are subject to Our approval. If We approve the requested change, a supplement to the Policy Specifications will be endorsed to this policy and sent to You once the change is completed.

b. This change will result in a reduction in Specified Amount. Such reduction will not reduce the Specified Amount below the minimum necessary to maintain tax qualification status under the Internal Revenue Code.

c. If We approve the request, the change will become effective as described in the Date of Coverage provision.

OTHER CHANGES IN SPECIFIED AMOUNT
Other Changes in the Specified Amount of this policy are not allowed.

                             GENERAL PROVISIONS
ENTIRE CONTRACT
This policy, the application for this policy, and any amendment(s), endorsement(s), rider(s), and supplemental application(s) that may be attached are the entire contract between You and Us. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used in defense of a claim under this policy unless it is contained in the application and a copy of the application is attached to this policy when issued.

Only an authorized Officer of the Company may make or modify this policy.

LN682                                                                        18

NON-PARTICIPATION
This policy is not entitled to share in surplus distribution.

NOTICE OF CLAIM
You or someone on Your behalf must provide Us with Due Proof of Death In Writing within 30 days or as soon as reasonably possible after the death of the Insured.

PAYMENT OF PROCEEDS
Proceeds mean the amount payable:

a.  upon the surrender of this policy; or
b.  upon the death of the Insured.

Upon the death of the Insured, while this policy is still In Force, the proceeds payable will be the Death Benefit Proceeds. Such Death Benefit Proceeds are payable subject to receipt of Due Proof of Death. We will pay interest on any Death Benefit Proceeds payable as required by applicable law. If the Insured dies within the grace period, We will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.

If this policy is surrendered before the death of the Insured, the proceeds payable upon surrender will be the Surrender Value.

The proceeds payable under this policy are subject to the adjustments described in the following provisions:

a.  Misstatement of Age;
b.  Incontestability;
c.  Suicide;
d.  Grace Period; and
e.  Indebtedness.

We may require return of this policy when settlement is made. Proceeds will be paid in a lump sum unless You choose a settlement option We make available.

DEFERMENT OF PAYMENTS
Any amounts payable as a result of loans or surrender will be paid within 7 calendar days after We receive Your request in a form acceptable to Us. However, payment of amounts from the Sub-Accounts may be postponed until the next Valuation Day. Additionally, We reserve the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date We receive Your Written Request. During any such deferred period, the amount payable will bear interest as required by law. However, We will not defer any payment used to pay premiums on policies with Us.

MISSTATEMENT OF AGE
If the date of birth of the Insured is misstated, the benefits available under this policy will be those which the premiums paid would have purchased at the correct Issue Age.

SUICIDE
If the Insured commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to a refund of premiums paid less any Indebtedness.

INCONTESTABILITY
Except for nonpayment of premium, this policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications. This means that We will not use any misstatement in the application to challenge a claim or contest liability after that time.

LN682                                                                        19

If this policy is reinstated, the basis for contesting after reinstatement will be:

a.  limited for a period of 2 years from the date of reinstatement; and
b. limited to material misrepresentations made in the reinstatement application.

ANNUAL REPORT
We will send You a report at least once a year without charge. The report will show:

a.  the Accumulation Value as of the reporting date;
b. the amounts deducted from or added to the Accumulation Value since the last report;
c.  the current death benefit;
d.  the current policy values;
e.  premiums paid and all deductions made since the last report; and
f.  outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES
Upon Your Written Request, We will provide a projection of illustrative future Death Benefit Proceeds and policy values once a year without charge. Additional projections are available at any time upon Written Request and payment of a reasonable service fee not to exceed $25. The fee payable will be the one then in effect for this service.

CHANGE OF PLAN
This policy may be exchanged for another policy only if We consent to the exchange and all requirements for the exchange as determined by Us are met.

POLICY CHANGES - APPLICABLE LAW
We reserve the right to make changes in this policy or to make distributions from this policy to the extent We deem necessary, in Our sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance Written Notice of such changes.

MODIFIED ENDOWMENT
This policy will be allowed to become a modified endowment contract under the Internal Revenue Code only with Your consent. Otherwise, if at any time the premiums paid under the policy exceed the limit for avoiding modified endowment contract status, the excess premium will be refunded to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premium will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund or credited to the separate deposit fund created by this provision will be the current rate of interest We are paying on this policy.

COMPLIANCE WITH THE INTERNAL REVENUE CODE
This policy is intended to qualify as life insurance under the Internal Revenue Code. The Death Benefit Proceeds provided by this policy are intended to qualify for the tax treatment accorded to life insurance under Federal law. If at any time the premium paid under this policy exceeds the amount allowable for such qualification, We will refund the premium to You with interest within 60 days after the end of the Policy Year in which the premium was received. If, for any reason, We do not refund the excess premium within 60 days after the end of such Policy Year, the excess premiums will be held in a separate deposit fund and credited with interest until refunded to You. The interest rate used on any refund, or credited to the separate deposit fund created by this provision, will be the excess premium's pro rata rate of return on the contract until the date We notify You that the excess premium and the earnings on such excess premium have been removed from this policy.

LN682                                                                        20

With regards to the changes in benefits detailed under the Continuation of Coverage provision, there is some uncertainty regarding whether this policy would be viewed as continuing to qualify as life insurance or whether You would be viewed as constructively receiving the Accumulation Value in the year the Insured reaches Age 100.

After the date of such notice, the interest rate paid on the separate deposit fund will be such rate as We may declare from time to time on advance premium deposit funds. We also reserve the right to refuse to make any change in the Specified Amount or the Death Benefit Option or any other change if such change would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

EFFECT OF POLICY ON RIDERS
Any reference to the following terms contained in any rider attached to this policy will be modified as follows:

a.  "Variable Account" will mean "Separate Account" as defined in this policy;

b.  "Date of Issue" will mean "Policy Date" as defined in this policy; and

c. "Schedule 4" will mean "Corridor Percentages Table shown in the Policy Specifications".

d.  "Death Benefit Option 1" will mean "Accumulation Value Mode".

e.  "Death Benefit Option 2" will mean "Funding Mode".

f. Any Overloan Protection Rider attached to this policy can only be elected after the policy has changed to Accumulation Value Mode.

EFFECT OF RIDERS ON POLICY PROVISIONS

If any riders are attached to and made part of this policy, policy provisions and definitions may be impacted, including those concerning premiums and policy values. READ YOUR POLICY AND RIDERS CAREFULLY.

LN682                                                                         21

[LINCOLN FINANCIAL GROUP LOGO]

                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Death Benefit Proceeds payable if the Insured dies while this policy is In Force
                 Investment results reflected in policy benefits
                 Non-participating - Not eligible for dividends







LN682